Exhibit 99.2

Media Hotline: 1-888-326-6694 Resource Center: 1-800-732-6643

Contact:	Latressa Cox
202-752-6707

Number:	4339

Date:	April 18, 2008
Fannie Mae Announces Second Quarter Common and Preferred Stock Dividends
WASHINGTON, DC — The Board of Directors of Fannie Mae (FNM/NYSE) today declared a second quarter dividend on the company’s common stock of thirty-five cents ($0.35) per share.
The dividend payment on the common stock will be made to registered holders of common stock as shown on the books of the corporation at the close of business on April 30, 2008 and will be paid on May 26, 2008, which is a holiday. Accordingly, dividend payments will be made on the next business day, Tuesday, May 27, 2008.
The Board also declared dividend payments for the following series of preferred stock:

Outstanding Preferred	Dividend Payment
Stock	Per Share
Series D	$0.65625
Series E	$0.63750
Series F	$0.1700
Series G	$0.5738
Series H	$0.7263
Series I	$0.6719
Series L	$0.6406
Series M	$0.5938
Series N	$0.6875
Series O	$0.8750
Series P	$0.2844
Series Q	$0.4219
Series R	$0.4766
Series S	$0.5156
Convertible Series 2004-1	$1,343.75
(more)

Preferred Stock
Page Two
Dividend payments for the preferred stock will be paid on June 30, 2008 to registered stock holders, as shown on the books of the corporation at the close of business on June 16, 2008, for the period from and including March 31, 2008, to but excluding June 30, 2008.
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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment.
Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help those who house America.